AGREEMENT AND PLAN OF MERGER


      This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 29, 2006, is entered into by and among AFG Enterprises USA, Inc., a Nevada corporation ("AFG"), FP Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of AFG ("Merger Subsidiary"), FP Technology Holdings, Inc., a Delaware corporation ("FP"). Capitalized terms used in this Agreement and not defined in context shall have the meanings ascribed to them in Section
10.7 hereof.

      WHEREAS, the respective Boards of Directors of AFG, Merger Subsidiary and FP have approved the merger of Merger Subsidiary with and into FP, with FP being the surviving corporation as a wholly-owned subsidiary of AFG (the "Merger"), all upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Merger is a condition to a new financing transaction contemplated by AFG involving the issuance of approximately $50 million of Senior Secured Nonconvertible Notes Due 2011 and Warrants, placed by Rodman & Renshaw LLC, pursuant to a proposed Securities Purchase Agreement between AFG and the investors listed on the Schedule of Buyers attached thereto (the "CAP Financing"); and

      WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

      NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                    ARTICLE I
                                   The Merger

      Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into FP and the separate existence of Merger Subsidiary shall thereupon cease. FP shall continue as the surviving corporation in the Merger (thereafter referred to as the "Surviving Corporation") under the laws of the State of Delaware as a wholly-owned subsidiary of AFG. Throughout this Agreement, the term "FP" shall refer to such entity prior to the Merger and the term "Surviving Corporation" shall refer to it in its status as the surviving corporation in the Merger.

      Section 1.2 Closing. The closing of the Transactions (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VII (other than conditions that require the delivery of documents, which may be satisfied at the Closing). The Closing shall be held at the offices of Morrison & Foerster LLP, 555 West Fifth St., Suite 3500, Los Angeles, CA 90013, unless another place is agreed to by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date". At the Closing, each of AFG and FP shall deliver the agreements, certificates and other documents required to be delivered and which have not been delivered prior to the Closing. At the end of the Closing, FP shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") with respect to the Merger pursuant to and in compliance with this Agreement and Section 251 of the General Corporation Law of the State of Delaware (the "Delaware Law").

      Section 1.3 Effective Time of the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as specified therein. When used in this Agreement, the term "Effective Time" shall mean the time at which the Certificate of Merger becomes effective in accordance with Delaware Law.

      Section 1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by applicable Law. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in Law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or rights of FP or Merger Subsidiary, by reason or as a result of the Merger, or otherwise to carry out the purposes of this Agreement, FP and Merger Subsidiary agree that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in Law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of FP and Merger Subsidiary or otherwise to take any and all such action.

      Section 1.5 Assumption of Trident Debentures. At the Closing, all of the obligations, rights, responsibilities and liabilities of FP under that certain 12% Senior Secured Convertible Debenture No. 1, dated September 13, 2005, in the initial principal amount of $2,000,000, and that certain 12% Senior Secured Convertible Debenture No. 2, dated November 15, 2005, in the initial principal amount of $500,000 (collectively, the "Trident Debentures"), shall be assigned and transferred in their entirety to AFG. AFG hereby acknowledges and accepts the terms of the Trident Debentures and assumes, from and after the Closing, all of FP's obligations, rights, responsibilities and liabilities set forth in the Trident Debentures, and agrees, from and after the Closing, to observe and perform each and every term, covenant, provision and condition required to be observed or performed by FP under the Trident Debentures as though the Trident Debentures had been originally executed by AFG.


                                   ARTICLE II
                            The Surviving Corporation

      Section 2.1 Certificate of Incorporation. The certificate of incorporation of FP shall continue as the certificate of incorporation of the Surviving Corporation until thereafter duly amended.


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

      Section 2.2 By-Laws. The by-laws of FP shall continue after the Effective Time as the by-laws of the Surviving Corporation until thereafter duly amended.

      Section 2.3 Board of Directors; Officers. The members of the Board of Directors and the officers of the Surviving Corporation and AFG following the Merger shall be the directors and officers of FP immediately prior to the Effective Time, and such directors and officers shall continue in office until the earlier of their respective death, resignation or removal and the time that their respective successors are duly elected or appointed and qualified.


                                   ARTICLE III
                              Merger Consideration

      Section 3.1 AFG Merger Consideration.

            (a) As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of FP or Merger Subsidiary:

                  (i) Each share of common stock, par value $.01 per share, of Merger Subsidiary that is issued and outstanding immediately prior to the Effective Time shall be automatically converted without any further action into one fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation, and shall constitute the only issued and outstanding capital stock of the Surviving Corporation following the Merger.

                  (ii) Each share of the common stock of FP, par value $.01 per share ("FP Common Stock"), that is owned by FP as treasury stock and any shares of FP Common Stock that are owned by AFG shall be canceled and shall cease to exist, and no stock of AFG or other consideration shall be delivered in exchange therefor.

                  (iii) Subject to the provisions of this Section 3.1(a), the shares of FP Common Stock, other than the shares canceled pursuant to Section 3.1(a)(ii), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive validly issued, fully paid and non-assessable shares of common stock of AFG, par value $.001 per share ("AFG Common Stock"), at an exchange ratio (the "Exchange Ratio") of 0.4032248 share of AFG Common Stock for each share of FP Common Stock (the "Merger Consideration").

            (b) If, at any time during the period between the date of this Agreement and the Effective Time, FP changes the number of shares of FP Common Stock issued and outstanding or AFG changes the number of shares of AFG Common Stock issued and outstanding, in each case as a result of a stock split, reverse stock split, stock dividend, recapitalization, redenomination of share capital or other similar transaction with an effective date or record date, as applicable, prior to the Effective Time, and in a transaction that the other parties to this Agreement have provided their consent to if such consent is required hereunder, then the Exchange Ratio and any other items dependent thereon shall be appropriately adjusted.

            (c) AFG agrees after the Closing to issue such shares of AFG Common Stock as are issuable pursuant to the terms of options or warrants issued by FP which, by their terms, are or become exercisable for AFG Common Stock after the Merger.

      Section 3.2 Stockholders' Rights at the Effective Time. On and after the Effective Time, the certificates that immediately prior to the Effective Time represented shares of FP Common Stock (the "Certificates"), shall cease to represent any rights with respect to FP Common Stock and shall only represent the right to receive the Merger Consideration. As of the Effective Time, the holders of FP Common Stock as of the Effective Time who are entitled to receive shares of AFG Common Stock as Merger Consideration shall be deemed to be record owners of such shares of AFG Common Stock as of the Effective Time and shall thereupon be entitled to exercise any rights as a holder of AFG Common Stock, including the right to vote such AFG Common Stock, whether or not the Certificates are surrendered and exchanged pursuant to this Agreement.

      Section 3.3 Surrender and Exchange of Share Certificates.

            (a) Promptly after the Closing Date, AFG shall make available to Corporate Stock Transfer, the transfer agent of AFG (the "Exchange Agent"), certificates evidencing such number of shares of AFG Common Stock as will enable the Exchange Agent to deliver the AFG Common Stock as Merger Consideration pursuant to Section 3.1(a). The number of shares of AFG Common Stock that each FP Stockholder will be entitled to receive will be determined by multiplying the number of shares of FP Common Stock held by such stockholder by the Exchange Ratio. Notwithstanding any other provision of this Agreement, no fractional shares of AFG Common Stock will be issued in connection with the Merger. Any FP Stockholder who is entitled to receive a fractional share shall be entitled to receive the next whole number of shares of AFG Common Stock.

            (b) At or after the Closing, each holder of a Certificate shall surrender and deliver such Certificate to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive the Merger Consideration. Until so surrendered and exchanged, each Certificate formerly representing an outstanding share of FP Common Stock shall, after the Effective Time, be deemed for all purposes to evidence only the right to receive the Merger Consideration as provided in Section 3.1(a)(iii).

            (c) At the Effective Time, the stock transfer books of FP shall be closed and no transfer of shares of FP Common Stock shall be recorded thereafter, other than transfers of shares of FP Common Stock that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented for transfer to FP, Merger Subsidiary or AFG, they shall be delivered to the Exchange Agent and exchanged for the Merger Consideration as provided for in this Section 3.3.

            (d) Any Merger Consideration that remains undistributed to the stockholders of FP as of the Effective Time after four months have elapsed following the Effective Time shall be delivered to AFG by the Exchange Agent, upon demand, and any former stockholders of FP who have not previously complied with this Section 3.3 shall thereafter look only to AFG for payment of their claim for the Merger Consideration or dividends or distributions with respect to AFG Common Stock.

            (e) Neither the Exchange Agent, nor any of FP, Merger Subsidiary or AFG shall be liable to any holder of shares of FP Common Stock with respect to any Merger Consideration (or dividends or distributions with respect to AFG Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (f) In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver the Merger Consideration and any dividends or other distributions with respect to AFG Common Stock to which such holder is entitled in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the record holder thereof and the delivery of such bond as the Exchange Agent may reasonably require.

            (g) No transfer taxes shall be payable by any stockholder of FP in respect of the issuance of the AFG Common Stock under this Section 3.3, except that if any AFG Common Stock is to be issued in a name other than that in which the Certificate surrendered has been registered, it shall be a condition of such issuance that the Person requesting such issuance shall pay to AFG any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered Certificate, or establish to the satisfaction of AFG that such taxes have been paid or are not payable.

      Section 3.4 No Further Rights. From and after the Effective Time, holders of Certificates theretofore evidencing shares of FP Common Stock shall cease to have any rights as stockholders of FP, except as provided herein or by Law.

      Section 3.5 Resale Restrictions.

            (a) The stockholders of FP who received shares of AFG Common Stock as Merger Consideration may not offer or sell any shares of AFG Common Stock unless such offer or sale is made (i) pursuant to an effective registration of such AFG Common Stock under the Securities Act of 1933, as amended ("Securities Act"), or (ii) pursuant to an available exemption from the registration requirements of the Securities Act. AFG shall refuse to register the transfer of any AFG Common Stock not made in accordance with this Section 3.5 and for such purpose may place stop order instructions with its transfer agent with respect to the AFG Common Stock issued as Merger Consideration. A proposed transfer shall be deemed to comply with this Section 3.5 if the applicable stockholder delivers to AFG a legal opinion in form and substance satisfactory to AFG from counsel reasonably satisfactory to AFG to the effect that such transfer complies with this Section 3.5.

            (b) Each certificate representing shares of AFG Common Stock issued as Merger Consideration will bear the following legend or one substantially similar thereto: "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE `ACT'), OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS."

                                   ARTICLE IV
                      Representations and Warranties of FP

      FP represents and warrants to AFG and Merger Subsidiary that, except as disclosed in the FP Disclosure Schedule which has been delivered to AFG prior to the execution of this Agreement (the "FP Disclosure Schedule"):

      Section 4.1 Organization and Qualification. FP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. FP has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and, if applicable, is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power and authority, when taken together with all other such failures would not have an FP Material Adverse Effect. FP has heretofore made available to AFG and Merger Subsidiary a complete and correct copy of the certificate of incorporation, by-laws or other governing documents, each as amended to the date hereof, of FP. FP does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity or own any real estate.

      Section 4.2 Capitalization.

            (a) The authorized capital stock of FP consists of 20,000,000 shares of FP Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("FP Preferred Stock"). There are 9,900,033 shares of FP Common Stock issued and outstanding, all of which were validly issued, fully paid and non-assessable, and there are no shares of FP Preferred Stock issued or outstanding.

            (b) Except as set forth in Section 4.2 of the FP Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of FP or obligating FP to issue or sell any shares of capital stock of, or other equity interests in, FP. As of the date of this Agreement, there are no outstanding contractual obligations of FP to repurchase, redeem or otherwise acquire any shares of capital stock of FP or to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person.

      Section 4.3 Authority Relative to this Agreement and the Transactions. FP has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery by FP of this Agreement, and the consummation by FP of the Transactions to which it is a party, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of FP are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions to which it is a party other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of FP Common Stock and the filing and recordation of appropriate merger documents as required by Delaware Law. This Agreement has been duly and validly executed and delivered by FP and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of FP, enforceable against FP in accordance with its terms.

      Section 4.4 No Conflicts, Required Filings and Consents.

            (a) The execution and delivery of this Agreement by FP does not, and the performance of this Agreement and consummation of the Transactions by FP will not: (i) conflict with or violate the certificate of incorporation or by-laws of FP, (ii) conflict with or violate any Law applicable to FP or by which any property or asset of FP is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of FP pursuant to, any Contract to which FP is a party or by which FP or any property or asset of FP is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have an FP Material Adverse Effect.

            (b) The execution and delivery of this Agreement by FP does not, and the performance of this Agreement by FP will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational (a "Governmental Entity"), except for filing and recordation of the Certificate of Merger as required by Delaware Law.

      Section 4.5 Status of FP Stockholders. Each stockholder of FP is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act and has been advised that the shares of AFG Common Stock that will be received by such stockholder in the Merger have not been registered under the Securities Act, will be "restricted securities" as such term is defined in Rule 144(a) promulgated under the Securities Act, and may not be sold by such stockholder unless such shares are registered for resale or an exemption from such registration is available.

      Section 4.6 Brokers. No agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of FP.

      Section 4.7 Financial Statements; Absence of Changes.

            (a) Section 4.7(a) of the FP Disclosure Schedule sets forth copies of (i) the audited financial statements of FP as of October 31, 2004 and 2003 and for the twelve (12) month periods ended October 31, 2004 and October 31, 2003, together with the report thereon of Singer Lewack Greenbaum & Goldstein independent certified public accountants; (ii) audited financial statements of FP for the eight (8)-month period ended June 30, 2005 together with the report thereon of Causey, Demgen & Moore, LLP, independent certified public accountants; and (iii) the unaudited quarterly financial statements of FP for the quarters ended September 30, 2005 and December 31, 2005 (the "FP Financial Statements"). The FP Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of FP as at the respective dates of and for the periods referred to in such FP Financial Statements, all in accordance with U.S. generally accepted accounting principles ("GAAP"), and are consistent with the books and records of FP; provided, however, that the FP Financial Statements referred to in clause (iii) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

            (b) Except for liabilities incurred in connection with the Transactions, since June 30, 2005, FP has conducted its business only in the ordinary course, and since such date there has not occurred any event having an FP Material Adverse Effect or, to FP's knowledge, any event or development which is reasonably likely to cause an event having an FP Material Adverse Effect.

      Section 4.8 Litigation. Except as set forth on Section 4.8 of the FP Disclosure Schedule, there is no suit, action, proceeding, arbitration or claim (collectively, "Litigation") pending or, to the knowledge of FP, threatened against or affecting FP that, individually or in the aggregate, would, if decided adversely to FP, reasonably be expected to have an FP Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against FP having, or which would reasonably be expected to have, individually or in the aggregate, an FP Material Adverse Effect.

      Section 4.9 Environmental. There have been no Releases of any Hazardous Materials at, on or under any facility or property currently or formerly owned, leased, or operated by FP that, individually or in the aggregate, would reasonably be expected to have an FP Material Adverse Effect. FP is not the subject of any pending or, to FP's knowledge, threatened investigation or proceeding under Environmental Law relating in any manner to the off-site treatment, storage or disposal of any Hazardous Materials generated at any facility or property currently or formerly owned, leased or operated by FP that, individually or in the aggregate, could reasonably be expected to have an FP Material Adverse Effect. FP has not assumed or otherwise agreed to be responsible for any liabilities arising under Environmental Law which, individually or in the aggregate, could reasonably be expected to have an FP Material Adverse Effect. The term "Environmental Law" means any and all applicable laws or regulations or other requirements of any Governmental Entity concerning the protection of human health or the environment. The term "Hazardous Materials" means all explosive or regulated radioactive materials, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof), and all other materials or chemicals regulated under any Environmental Law. The term "Release" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into, onto, or through the environment.

      Section 4.10 Intellectual Property.

            (a) FP has such ownership of or such rights by license or otherwise in all patents and patent applications, mask works, trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, brands, titles, copyrights, subsidiary rights, copyright registrations and applications, trade secrets, names and likenesses, know-how, proprietary processes, compositions of matter, formulae, designs, computer software programs and other proprietary rights as are necessary to conduct and permit the conduct of the business of FP as currently conducted (collectively, the "Intellectual Property Rights"), except where the failure to have such ownership or right by license or otherwise, individually and in the aggregate, would not reasonably be expected to have an FP Material Adverse Effect. Section 4.10 of the FP Disclosure Schedule sets forth a list of all (i) registered Intellectual Property Rights owned by FP and (ii) material registered Intellectual Property Rights licensed or otherwise used by FP in the conduct of its business.

            (b) The conduct of the business of FP as currently conducted does not infringe upon the intellectual property rights of any third party or violate the privacy rights of any third party or defame any third party and there are no such present or, to the knowledge of FP, threatened infringements or violations of the Intellectual Property Rights by any third party, except, in either case, for such infringements or violations which, individually and in the aggregate, would not reasonably be expected to have an FP Material Adverse Effect.

            (c) To the knowledge of FP, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property Rights.

      Section 4.11 Contracts. Except as set forth on Section 4.11(b) of the FP Disclosure Schedule, as of the date of this Agreement, FP is not a party to or bound by, and none of its properties or assets are bound by or subject to, any written, electronic or oral:

            (a) Contract that restricts in any material respect the manner in which, or the localities in which, all or a material portion of the business of FP is conducted;

            (b) Contract under which FP has (i) incurred any indebtedness for borrowed money that is currently outstanding, (ii) given any guarantee in respect of indebtedness for borrowed money or (iii) granted any pledge, mortgage or other security interest in any property or assets of FP; or

            (c) Contract in respect of any joint venture, partnership, business alliance or similar arrangement between FP and any third party involving a material ownership interest in any such entity.

      Each Contract of FP is in full force and effect and is a legal, valid and binding agreement of FP and, to the knowledge of FP, enforceable against FP and against the other party or parties thereto, in each case, in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except for such failures to be in full force and effect or enforceable that, individually and in the aggregate, would not reasonably be expected to have an FP Material Adverse Effect. Except as would not reasonably be expected, individually and in the aggregate, to have an FP Material Adverse Effect, FP has performed or is performing all obligations required to be performed by it under its Contracts and is not (with or without notice or lapse of time or both) in breach or default thereunder, and, to the knowledge of FP, no other party to any of its Contracts is (with or without notice or lapse of time or both) in breach or default thereunder.

      Section 4.12 Benefit Plans.

            (a) Section 4.12(a) of the FP Disclosure Schedule lists (i) each individual employment, termination, or severance agreement with employees or former employees of FP whose annual compensation is at a base rate equal to or exceeding $100,000, (ii) all employee benefit plans as that term is defined in
Section 3(3) of the Employee Retirement and Income Security Act of 1974 ("ERISA") and (iii) all other plans maintained or contributed to by FP for the benefit of its employees (or former employees) and/or its beneficiaries ("Benefit Plans"). An arrangement will not fail to be a Benefit Plan simply because it only covers one individual.

            (b) FP has delivered to AFG a true and complete copy of the following documents (to the extent that they are applicable): (i) each Benefit Plan and any related funding agreements, including all amendments (and Section 4.12(b) of the FP Disclosure Schedule includes a description of any such amendment that is not in writing), and (ii) the two most recent Form 5500s (including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of any Benefit Plan.

            (c) To the knowledge of FP, there are no investigations, proceedings, or lawsuits, either currently in progress or expected to be instituted in the future, relating to any Benefit Plan, by any Governmental Entity.

            (d) FP and all Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

            (e) There are no unfunded obligations under any Benefit Plan providing benefits after termination of employment to any employee of FP (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

            (f) No act or omission has occurred and no condition exists with respect to any Benefit Plan maintained by FP that would subject FP to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

      Section 4.13 Taxes.

            (a) FP has filed all material Tax Returns required to be filed by it and all such returns are complete and correct in all material respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired. FP has paid (or caused to be paid) all Taxes shown as due on such tax returns, and the FP Financial Statements reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of tax for all Taxes payable by FP for all Taxable periods and portions thereof accrued through the date of such financial statements.


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

            (b) No Tax Return of FP is under audit or examination by any taxing authority, and no notice of such an audit or examination has been received by FP. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by FP. Each deficiency resulting from any completed audit or examination relating to Taxes by any Taxing authority has been timely paid, except for such deficiencies being contested in good faith and for which adequate reserves are reflected on the financial statements of FP.

            (c) No liens for Taxes (other than for current Taxes not yet due and payable) exist with respect to any assets or properties of FP. FP is not bound by any agreement with respect to Taxes.

            (d) As used in this Agreement, (a) "Taxes" shall include (A) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, Federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group and (C) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amount described in clause (A) or (B) and (b) "Tax Returns" shall mean all domestic or foreign (whether national, Federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and any amended Tax Return.


                                    ARTICLE V
                      Representations and Warranties of AFG

      AFG represents and warrants to FP that, except as disclosed in the AFG Disclosure Schedule which has been delivered to FP prior to the execution of this Agreement (the "AFG Disclosure Schedule"):

      Section 5.1 Organization and Qualification. AFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of AFG and the Merger Subsidiary has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. AFG has heretofore made available to FP a complete and correct copy of the organizational documents, each as amended to the date hereof, of AFG and Merger Subsidiary. Except for Merger Subsidiary, neither AFG nor Merger Subsidiary owns or controls, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity or owns any real estate. Prior to the date hereof, AFG (i) owned a subsidiary named Data Drive Marketing, Inc., which held no material assets, and (ii) transferred away all of its right, title and interest in such company.

      Section 5.2 Capitalization.

            (a) The authorized capital stock of AFG consists of 300,000,000 shares of AFG Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share ("AFG Preferred Stock"). As of the date hereof there are, and as of the Closing Date and immediately prior to the Effective Time there will be 1,108,502 shares of AFG Common Stock issued and outstanding, all of which have been validly issued, fully paid and non-assessable. There are no shares of AFG Preferred Stock issued or outstanding. The names of the stockholders beneficially holding 5% or more of the AFG Common Stock, and the number of shares of AFG Common Stock held by each such stockholder, are set forth in
Section 5.2(a) to the AFG Disclosure Schedule. All of the issued and outstanding shares of AFG Common Stock were issued in compliance with all applicable Laws including, without limitation, the Securities Act, the Exchange Act and applicable Blue Sky Laws. Except as set forth in Section 5.2(a) to the AFG Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of AFG or obligating AFG to issue or sell any shares of capital stock of, or other equity interests in, AFG. As of the date of this Agreement, there are no outstanding contractual obligations of AFG to repurchase, redeem or otherwise acquire any shares of capital stock of AFG or to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person.

            (b) The authorized capital stock of Merger Subsidiary consists of 100 shares of common stock, par value $.01 per share. There are 100 shares of common stock of Merger Subsidiary issued and outstanding, all of which were validly issued, fully paid and non-assessable. All of the outstanding shares of Merger Subsidiary's common stock are held beneficially and of record by AFG, free and clear of all liens or encumbrances of any kind. There are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of Merger Subsidiary or obligating Merger Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Merger Subsidiary.

      Section 5.3 Authority Relative to this Agreement. Each of AFG and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement, to perform its or his obligations hereunder and to consummate the Transactions to which each of them is a party. The execution and delivery of this Agreement by AFG and Merger Subsidiary and the consummation by AFG and Merger Subsidiary of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of AFG or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law. This Agreement has been duly and validly executed and delivered by AFG and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of AFG and Merger Subsidiary, enforceable against each of them in accordance with its terms.

      Section 5.4 No Conflicts, Required Filings and Consents.

            (a) The execution and delivery of this Agreement by AFG and Merger Subsidiary does not and will not, and the performance of this Agreement and the consummation of the Transactions by AFG and Merger Subsidiary will not: (i) conflict with or violate the articles or certificate of incorporation or by-laws of AFG or Merger Subsidiary, (ii) conflict with or violate any Laws applicable to AFG or Merger Subsidiary or by which any property or asset of AFG or Merger Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of AFG or Merger Subsidiary pursuant to any Contract to which any of them is a party or by which any of their property or asset is bound or affected.

            (b) The execution and delivery of this Agreement by AFG or Merger Subsidiary does not and will not, and the performance of this Agreement and the consummation of the Transactions by any of them will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), filing and recordation of the Certificate of Merger as required by Delaware Law, and applications for listing and other filings required by the rules of Pink Sheets, LLC.

      Section 5.5 SEC Reports; Absence of Changes.

            (a) Except as set forth in Section 5.5(a) to the AFG Disclosure Schedule, AFG has filed with the SEC all forms, reports, schedules, registration statements and preliminary or definitive proxy or information statements required to be filed by it with the SEC since January 20, 2005 (such reports, the "AFG SEC Reports"). As of their respective dates, the AFG SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such AFG SEC Reports. As of their respective dates, the AFG SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. AFG has filed all material contracts and agreements and other documents or instruments required to be filed as exhibits to the AFG SEC Reports.

            (b) Except as set forth in Section 5.5(b) to the AFG Disclosure Schedule, since the date of the most recent financial statements appearing in the AFG SEC Reports, except for liabilities incurred in connection with the Transactions, since such date AFG has conducted its business only in the ordinary course, and since such date there has not occurred any event having an AFG Material Adverse Effect or, to AFG's knowledge, any event or development which is reasonably likely to cause an event having an AFG Material Adverse Effect.

      Section 5.6 Liabilities and Contracts. Except as set forth in Section 5.6 to the AFG Disclosure Schedule, neither AFG nor Merger Subsidiary has outstanding any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due). Neither AFG nor the Merger Subsidiary is or was a party to, nor are or were AFG's or the Merger Subsidiary's assets bound or affected by, any Contract except for Contracts under which neither of them has any further rights or obligations because the Contract has been fully performed or validly and irrevocably terminated.

      Section 5.7 Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of AFG, threatened against or affecting AFG or Merger Subsidiary, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against AFG or Merger Subsidiary. Without limiting the generality of the foregoing, none of AFG or Merger Subsidiary has any notice that the SEC, any state securities or "blue sky" regulatory authority or any other governmental entity (each, a "Securities Regulator") is investigating or contemplating taking any action against AFG and, to the knowledge of AFG, no Securities Regulator is planning or considering taking such action.

      Section 5.8 Brokers. No agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of AFG.

      Section 5.9 Formation of Merger Subsidiary. Merger Subsidiary was formed exclusively for the purpose of effecting the Merger and the Transactions and has engaged in no business activities or incurred no liabilities other than as contemplated by this Agreement.

      Section 5.10 Reorganization of AFG.

            (a) On January 20, 2005 ("PoR Date"), the Bankruptcy Court for the District of Colorado approved AFG's plan of reorganization (the "PoR") pursuant to 28 U.S.C. Section 157(b)(1) and (b)(2)(L), which became effective and not subject to further appeal on February 2, 2005.

            (b) Except as set forth in Section 5.10(b) to the AFG Disclosure Schedule, since the PoR Date, AFG has engaged in no material business activities other than in connection with (i) maintaining its corporate existence, (ii) taking actions contemplated by the PoR, (iii) completing various filings with the Securities and Exchange Commission and Bankruptcy Court filings and (iv) as contemplated by this Agreement.

            (c) To the knowledge of AFG, no dispute currently exists with respect to any prior action, transaction, event or liability involving AFG which would be reasonably likely to have an AFG Material Adverse Effect.


                                   ARTICLE VI
                                    Covenants

      Section 6.1 Conduct of Business by FP Pending the Merger. From and after the date hereof until the Closing Date, except as contemplated by this Agreement or unless AFG shall otherwise agree in writing, FP covenants and agrees that it shall: (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (b) use all reasonable efforts to preserve intact its present business organization, keep available the services of its employees and consultants and preserve its relationships and goodwill with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, and (c) use commercially reasonable efforts (i) to protect its intellectual property rights to the end that its goodwill and on-going businesses shall not be impaired in any material respect as of the Closing Date and (ii) to maintain the assets and properties of FP in their current condition, normal wear and tear excepted. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or unless AFG shall otherwise agree in writing, prior to the Closing, FP shall not:

                  (i) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; purchase, redeem or otherwise acquire any shares of capital stock of FP or any rights, warrants, or options to acquire any such shares;

                  (ii) grant, award or enter into any compensation or change of control arrangement with any employee of FP;

                  (iii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of FP's capital stock, any other voting securities of FP or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities (other than the issuance of FP Common Stock upon the exercise of FP Options) or amend the terms of any such securities, rights, warrants or options or take any action to accelerate the vesting thereof;

                  (iv) amend the certificate of incorporation or by-laws of FP;

                  (v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to FP, except, in any such case, in the ordinary course of business;

                  (vi) adopt a plan of complete or partial liquidation;

                  (vii) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another Person; issue or sell any debt securities of FP; guarantee any debt securities of another Person;

                  (viii) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person or settle or compromise any material claims or litigation;

                  (ix) take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect;

                  (x) authorize any of, or commit or agree to take any of, the foregoing actions;

                  (xi) sell, lease, license, encumber or otherwise dispose of any tangible real property or personal property;

                  (xii) encumber any material assets of FP;

                  (xiii) take any action with respect to accounting policies or procedures;

                  (ix) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees who are not directors or officers of FP, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of FP; or

                  (x) enter into any Contract or amend, modify or waive any rights under any Contract to which it is a party;

      Section 6.2 Covenant of AFG. From and after the date hereof until the Closing Date, except as contemplated by this Agreement, disclosed in the Disclosure Schedules or unless FP shall otherwise agree in writing, AFG covenants and agrees that it shall not, and shall cause the Merger Subsidiary not to:

            (a) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants, or options to acquire any such shares;

            (b) enter into any Contract or amend, modify or waive any rights under any Contract to which it is a party, except in connection with or as contemplated under the transaction documents related to the CAP Financing;

            (c) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities, or any securities convertible into, or any rights, warrants or options to acquire, any such shares or securities or amend the terms of its outstanding capital stock;

            (d) amend its articles of incorporation or by-laws;

            (e) acquire or dispose of any assets or satisfy, settle or compromise any liability, claim, litigation or other obligation;

            (f) adopt a plan of complete or partial liquidation;

            (g) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another Person; issue or sell any debt securities; or guarantee any debt securities of another Person;

            (h) make any loans, advances or capital contributions to, or investments in, any other Person;

            (i) take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; or

            (j) authorize any of, or commit or agree to take any of, the foregoing actions.

      Section 6.3 Stockholder Approval. FP and the Merger Subsidiary shall each take all actions necessary, in accordance with applicable Law and its respective certificate of incorporation and by-laws, to cause as promptly as reasonably practicable after the date hereof the stockholders of FP and Merger Subsidiary (and AFG in its capacity as the sole stockholder of the Merger Subsidiary) to approve the Transactions. The respective boards of directors of FP, AFG and Merger Subsidiary shall recommend such approval and shall take all lawful actions to solicit and obtain such approval.

      Section 6.4 Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each of the parties agrees to take all appropriate actions to obtain from Governmental Entities any Governmental Authorizations required to be obtained or made by AFG, FP or the Merger Subsidiary in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and to make all necessary filings, and thereafter make any other required submissions that are required under the Exchange Act, the Securities Act, the Blue Sky Laws, or any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

      Section 6.5 Plan of Reorganization. The Merger is intended to constitute a "plan of reorganization" under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Closing, neither Surviving Corporation, AFG nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

      Section 6.6 Access to Information. From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, AFG shall afford to FP and its accountants, counsel and other representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) to its books, Contracts, commitments, records and personnel and, during such period, shall furnish promptly to FP (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of the Exchange Act or the Securities Act, and (ii) all other information concerning its business as FP may reasonably request. FP shall conduct its review in a manner reasonably calculated not to disrupt AFG's business and operations. No investigation pursuant to this Section 6.6 and no knowledge obtained thereby or otherwise shall limit any representation or warranty of AFG or impair any rights of an FP Indemnified Party as a result thereof.

      Section 6.7 Public Announcements. On or before the Closing Date, neither AFG nor FP shall (nor shall they permit any of their respective Affiliates to), without prior consultation with the other parties and such other parties' review of and consent to any public announcement concerning the Transactions, issue any press release or make any public announcement with respect to Transactions during such period, and AFG and FP shall, to the extent practicable, allow the other parties reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party; provided, however, no party shall be prevented from making any disclosure required by Law at the time so required because of any delay on the part of another party.

      Section 6.8 Notice of Breaches. FP shall give prompt notice to AFG, and AFG shall give prompt notice to FP, of (i) any representation or warranty made by it contained in this Agreement which has become untrue or inaccurate in any respect, or (ii) the failure by it to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      Section 6.9 Confidentiality. AFG will instruct all of its employees, representatives, agents, relatives and affiliates to, treat all Confidential Material confidentially, not disclose it except in accordance herewith and not use it for his or their own benefit or the benefit of any person other than AFG or FP; provided, that (a) any disclosure of Confidential Material may be made with the prior written consent of FP; and (b) Confidential Material may be disclosed without liability hereunder to the extent required by law or by the order or decree of any court or other governmental authority; provided, however, that the party legally compelled to disclose the Confidential Material provides FP with prompt notice of that fact so that FP may attempt to obtain a protective order or other appropriate remedy. For purposes of this section, the term "Confidential Material" means all information, documents and other materials relating to the business, customers, products, services, prospects, plans or other matters of FP; provided, however, that the term "Confidential Material" will not include information that (i) becomes generally available to the public other than as a result of a disclosure by AFG (prior to the Closing) or any of its employees, representatives, agents, relatives or affiliates, or (ii) was made available to AFG on a non-confidential basis from a source other than the FP, provided, that such source is not bound by a confidentiality agreement restricting such disclosure.

                                   ARTICLE VII
                              Conditions Precedent

      Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) This Agreement and the Merger shall have been approved and adopted by the holders of FP Common Stock, and the stockholders of Merger Subsidiary, in the manner required by Law.

            (b) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction.

      Section 7.2 Conditions to Obligation of FP to Effect the Merger. The obligation of FP to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following additional conditions, unless waived by FP:

            (a) The representations and warranties of AFG contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as if made on the Closing Date.

            (b) AFG and Merger Subsidiary shall have performed or complied with all agreements and covenants required to be performed by each of them under this Agreement on or before the Closing Date.

            (c) AFG shall have approved the Transactions in its capacity as the sole stockholder of the Merger Subsidiary.

            (d) FP shall have received copies of resignations of each of the directors and officers of AFG which have been accepted by AFG.

            (e) AFG shall not have suffered an AFG Material Adverse Effect.

            (f) FP shall have received a certificate of an authorized officer of AFG and Merger Subsidiary, on behalf of AFG and Merger Subsidiary, that the conditions set forth in paragraphs (a) through (c) and (e) above have been satisfied.

      Section 7.3 Conditions to Obligations of AFG and Merger Subsidiary to Effect the Merger. The obligations of AFG and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following additional conditions, unless waived by AFG:

            (a) The representations and warranties of FP contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date as if made on the Closing Date.

            (b) FP shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or before the Closing Date.

            (c) FP shall not have suffered an FP Material Adverse Effect.

            (d) AFG shall have received a certificate of an authorized officer of FP, on behalf of FP, that the conditions in paragraphs (a) through (d) above have been satisfied.


                                  ARTICLE VIII
                          Survival and Indemnification

      Section 8.1 Survival of Representations, Warranties and Covenants. The parties hereto hereby agree that the representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement, and the Closing but shall terminate twelve (12) months after the Closing Date. Covenants and agreements of the parties shall survive until fully performed.


                                   ARTICLE IX
                        Termination, Amendment and Waiver

      Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of FP:

            (a) by mutual written consent of AFG and FP;

            (b) by FP, upon a material breach of this Agreement on the part of AFG or Merger Subsidiary which has not been cured and which would cause the conditions set forth in Section 7.2 to be incapable of being satisfied by June 30, 2006;

            (c) by AFG, upon a material breach of this Agreement on the part of FP which has not been cured and which would cause the conditions set forth in
Section 7.3 to be incapable of being satisfied by June 30, 2006;

            (d) by AFG or FP if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger; or

            (e) by AFG or FP if the Merger shall not have been consummated on or before June 30, 2006; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date.

      Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of any of FP, AFG or Merger Subsidiary; provided, this Section 9.2, Section 9.3 (Fees and Expenses); and Section 10.6 (Governing Law) shall survive the termination and remain in full force and effect and; provided, further, that each party shall remain liable for any breaches of or inaccuracies in such party's covenants, representations and warranties hereunder which breach or inaccuracy occurred prior to the termination of this Agreement.

      Section 9.3 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

      Section 9.4 Amendment. This Agreement may be amended by the parties hereto at any time only by an instrument in writing signed on behalf of each of the parties hereto.

      Section 9.5 Waiver. At any time prior to the Closing, the parties hereto may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                    ARTICLE X
                               General Provisions

      Section 10.1 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                             If to FP:

                                     FP Technology Holdings, Inc.
                                     181 Wells Avenue, Suite 100
                                     Newton, Massachusetts  02459
                                     Attention: William Santo
                                     ---------
                                     Telephone: (617) 928-6001
                                     Facsimile:  (617) 928-5655

                             With copies to:

                                     Morrison & Foerster LLP
                                     555 West Fifth Street, Suite 3500
                                     Los Angeles, CA 90013-1024
                                     Attention: Allen Z. Sussman, Esq.
                                     ---------
                                     Telephone: (213) 892-5290
                                     Facsimile: (213) 892-5454


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


                             If to AFG or Merger Subsidiary:

                                     AFG Enterprises USA, Inc.
                                     181 Wells Avenue, Suite 100
                                     Newton, Massachusetts  02459
                                     Attention: William Santo
                                     ---------
                                     Telephone: (617) 928-6001
                                     Facsimile:  (617) 928-5655

                             With a copy to:

                                     Wilson, Haglund & Paulsen, P.C.
                                     2 Park Plaza, Suite 450
                                     Irvine, CA 92614
                                     Attention:  Christopher A. Wilson, Esq.
                                     ---------
                                     Telephone: (949) 752-1100
                                     Facsimile:  (949) 752-1144

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 10.1.

      Section 10.2 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at Law or in equity.

      Section 10.3 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

      Section 10.4 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights except that the stockholders of FP are intended third-party beneficiaries of the representations, warranties and covenants of AFG .

      Section 10.5 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of Law).

      Section 10.6 Headings; Disclosure. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any disclosure by FP or AFG in any portion of its respective Disclosure Schedule shall be deemed disclosure in each other portion of such Disclosure Schedule to which such disclosure reasonably relates on its face.

      Section 10.7 Certain Definitions and Rules of Construction.

            (a) As used in this Agreement:

      "Affiliate" as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

      "AFG Material Adverse Effect" shall be any circumstance, event or occurrence that would be reasonably likely to have a material adverse effect on the business, assets, operations, financial condition, revenues, results of operations of AFG taken as a whole, but excluding any circumstance, event or occurrence that does not, or is not reasonably likely to, result in dmamages, costs or losses less than $50,000.

      "Contract" means any contract, agreement, note, bond, mortgage, indenture, credit agreement, lease, license, permit, franchise or other instrument, obligation or understanding, whether written or oral.

      "Debt" means, with respect to any Person, all indebtedness of such Person for borrowed money or the deferred purchase price of property or services (excluding trade payables and other accrued current liabilities arising in the ordinary course of business), obligations of such Person evidenced by bonds, notes, indentures or similar instruments, obligations of such Person under interest rate agreements, currency hedging agreements, commodity price protection agreements or similar hedging instruments, capital lease obligations of such Person, redeemable capital stock of such Person and any other obligations of such Person classified as indebtedness under GAAP.

      "Laws" means any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree.

      "Litigation Expense" means any expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any third person and whether or not any action or proceeding is commenced), investigators, expert witnesses, accountants and other professionals.

      "Loss" means any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, measured after accounting for any insurance proceeds actually received with respect thereto, other than Litigation Expense.

      "FP Material Adverse Effect" shall be any circumstance, event or occurrence that would be reasonably likely to have a material adverse effect on the business, assets, operations, financial condition, prospects, revenues, results of operations of FP taken as a whole.

      "Person" shall include individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

      "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers' compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or addition to tax imposed by any Governmental Entity.

      "Transactions" shall mean the transactions contemplated by this Agreement.

            (b) Other Rules of Construction.

                  (i) References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

                  (ii) The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement. The word "or" shall be deemed to be inclusive.

                  (iii) This Agreement is the joint drafting product of AFG and FP, and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

                  (iv) In each case in this Agreement where this Agreement or a Contract is represented or warranted to be enforceable will be deemed to include as a limitation to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles, whether applied in equity or at Law.

      Section 10.8 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

      Section 10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the Transactions are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.


                      [Signature page follows on next page]

      IN WITNESS WHEREOF, AFG, Merger Subsidiary and FP have each signed this Agreement or caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


AFG Enterprises USA, Inc.                     FP Merger Sub, Inc.


By: /s/ Joseph R. Rozelle                     By: /s/ Joseph R. Rozelle
    ------------------------------                ------------------------------
    Name: Joseph R. Rozelle                       Name: Joseph R. Rozelle
    Title: Chief Executive Officer                Title: Chief Executive Officer


FP Technology Holdings, Inc.


By: /s/ William Santo
    ------------------------------
    Name: William Santo
    Title: Chief Executive Officer